UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 9, 2010

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas		77002
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Carrizo Oil & Gas, Inc. (the “Company,” “Carrizo,” “we” or “us”) is hereby providing the following operational updates.

Eagle Ford Update. Our initial two Eagle Ford Shale wells were tested for production potential beginning on November 20, 2010. The first two wells, the Mumme 10H and the Mumme 12H, are currently producing at a controlled combined rate of approximately 1,260 barrels of oil per day. The third well, the Pierce 10H, completed a 24-hour flowback test on December 2, 2010, during which it flowed 1,035 barrels of oil per day and 3.085 million cubic feet of natural gas. This well is currently producing at a controlled rate of approximately 600 barrels of oil per day and 2.326 million cubic feet of gas per day, which is currently being flared pending pipeline hookup. We currently anticipate that gas gathering systems will be connected to both the Mumme and the Pierce sites, and natural gas sales will commence from these three wells at a combined rate of approximately 3.450 million cubic feet of gas per day before the end of 2010. We own a 100% working interest and a 75% net revenue interest in these wells. In addition to the three wells mentioned, we have drilled two other Eagle Ford horizontal wells, which are currently waiting on completion, with production expected to begin in the first quarter of 2011. We own approximately 20,000 net acres in the Eagle Ford Shale play.

Niobrara Update. On our Niobrara Formation acreage located in Weld County, Colorado, hydraulic fracture stimulation activities have been completed on our first well, which is expected to commence flow back by December 11, 2010. Initial production results are expected to be available from this well before the end of 2010. The drilling of our second Niobrara well has been completed and production casing has been installed. We currently expect hydraulic fracture stimulation to be completed in early January 2011. Initial production results from this well are expected in January 2011. We spudded our third Niobrara well with the same rig on December 8, 2010. We own approximately 59,000 net acres in the Niobrara play, all of which are located in Weld County.

Marcellus Update. In the Marcellus Shale, we plan to spud the first of six wells with a Carrizo-operated rig in Northern Pennsylvania on or about December 10, 2010.

Fourth Quarter Production Update. In the Barnett Shale area, we have several wells that have been drilled and fractured and are awaiting connection to gas gathering systems. Our midstream partner in this area has continued to report scheduling delays in connecting these wells, which will continue to delay our adding additional production. In addition, delays in upgrading this system has led to increased back pressure at our wells, further contributing to decreased deliverability from them. As a result, management currently estimates company-wide fourth quarter production will average 114 Mmcfe/d, or approximately 5% below prior guidance. We still expect that prior guidance for a year-end exit rate of approximately 127 Mmcfe/d will be met if the remaining hookups to be completed by our midstream provider in the Barnett Shale are completed on the schedule provided by the service provider. Actual fourth quarter production and the year-end exit rate may vary materially from this estimate. In addition, due to the initiation of Eagle Ford oil production, we expect that the ratio of oil to natural gas production for the fourth quarter will be higher than our historical average.

Credit Facility Update. The current borrowing base under our senior secured revolving credit facility is $350 million, which is currently under redetermination. Although the administrative agent under the senior credit facility has not yet made a recommendation regarding such redetermination, we expect that the administrative agent will recommend to the lenders that the borrowing base be decreased.

North Sea Update. On November 15, 2010, the U.K. Department of Energy and Environmental Change (“DECC”) formally approved the field development plan for our portion of the Huntington Field located on Block 22/14b in the U.K. North Sea. In connection with this approval, sanction of the project by us and our joint venture partners became unconditional. EON.Ruhrgas UK Ltd, as operator on behalf of our joint venture partners in the development of the field, has entered into key contracts relating to the field, including a charter party for the Sevan Voyageur (a floating production, storage and offshore vessel) and a rig contract. We currently anticipate first production from the field in the first quarter of 2012, with an initial peak rate net to Carrizo of approximately 4,500 barrels of oil equivalent per day. As a consequence of DECC approval and project sanction, we also expect to report approximately 5.0 MMboe of proved undeveloped reserves, net to our fifteen percent working interest, in the field at year end 2010. A 2011 development budget for the field has not yet been finalized, but we expect that our share of 2011 capital expenditures in connection with this project will be approximately $50 million. We are in advanced stages of negotiating a limited recourse facility to fund a substantial portion of these costs and certain potential future costs associated with the project, although there can be no assurance that we will finalize such financing. In addition, we continue to be willing to entertain offers to purchase all or a portion of our interests in the Huntington Field. Separately, the DECC recently informed us that we were the high bidder on two license blocks that are adjacent to Blocks 22/14b and 22/13b. When these two licenses are awarded to us, we will hold interests in 5 contiguous licenses, comprising approximately 162,000 gross (73,000 net) acres, containing or adjacent to the Huntington Field, and interests in a total of eight licenses in the Central Sector of the U.K. North Sea.

Statements in this report, including but not limited to those relating to production, drilling, completion, stimulation, connections, year-end exit rates, sales, borrowing base redeterminations, plans regarding our North Sea assets, expected reserves, development costs and financing and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, delays and uncertainties that may be encountered in drilling, development or production, operating risks, evaluations of the Company by lenders and other financing sources, actions by joint venture and industry partners, uncertainty regarding reserve estimates, government regulation, capital needs and uses and other risks described in the Company’s Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/S/ PAUL F. BOLING
Name:	Paul F. Boling
Title:	Vice President and Chief Financial Officer

Date: December 9, 2010